Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Metro One Telecommunications, Inc.
Beaverton, OR

We hereby consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-3 of Metro One Telecommunications, Inc. (the “Company”) of our report dated March 31, 2008, relating to the consolidated financial statements, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Seattle, WA

July 9, 2008